Exhibit 4.10

MINDSPEED TECHNOLOGIES, INC.

DECLARATION OF REGISTRATION RIGHTS

This Declaration of Registration Rights (this “Declaration”) is provided by Mindspeed Technologies, Inc., a Delaware corporation (the “Parent”) on February 6, 2012, in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 5, 2012 by and among the Parent; Platinum Acquisition (UK) Limited, a private company limited by shares and registered in England and Wales; Platinum Acquisition Corporation, a Delaware corporation; picoChip Inc., a Delaware Corporation; picoChip Ltd., a private company limited by shares and registered in England and Wales; and the Stockholder Representative. Capitalized terms not otherwise defined herein shall have the meaning(s) ascribed to them in the Merger Agreement. This Declaration is provided for the benefit of each of the Consideration Recipients identified on Schedule A attached hereto and entitled to receive shares of Parent Common pursuant to the terms set forth in the Merger Agreement.

WHEREAS, in order to induce the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent hereby agrees to provide the Consideration Recipients the rights set forth herein to register shares of Parent Common to be issued pursuant to the Merger Agreement.

NOW, THEREFORE, the parties hereby agree as follows.

1. DEFINITIONS. For purposes of this Declaration:

“Affiliate” shall have the meaning, with respect to any specified Person, set forth in Rule 12b-2 under the Exchange Act.

“business day” means a weekday on which banks are open for general banking business in Newport Beach, California.

“Common Stock” means shares of Parent Common.

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the registration statement of Parent filed pursuant to Section 2.1 below, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of Parent or used or referred to by Parent; (b) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Debt Conversion Shares” shall mean any shares of Parent’s Common Stock issued or that are or may become issuable upon conversion of convertible indebtedness of Parent that is outstanding at the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of Parent or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (e) any registration statement filed with respect to Debt Conversion Shares.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by Parent with the SEC.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.

“Holder” means any holder of Registrable Securities.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration Period” shall mean \the period beginning on the Closing Date and ending on the date six months thereafter.

“Registrable Securities” means for each Holder (a) the number of shares of Parent Common issued pursuant to the Merger Agreement and held by such Holder and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) and (b) above; provided that “Registrable Securities” shall not include any shares of Parent Common (i) that have been sold to or through a broker or dealer or underwriter in a public distribution or public securities transaction either pursuant to a registration statement or pursuant to Rule 144 under the Securities Act; (ii) that have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer or restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; (iii) that have been sold by a Person in a transaction in which the rights granted pursuant to this Declaration are not assigned; or (iv) for which registration rights have terminated pursuant to Section 3 of this Declaration.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Parent Common that are Registrable Securities and the number of shares of Parent Common issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

2.	REGISTRATION RIGHTS.

2.1 Company Registration. If, at any time during the Piggyback Registration Period, Parent proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), Parent shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within ten (10) days after such notice is given by Parent, Parent shall, subject to the provisions of Section 2.2, include in the registration (and any related qualification under Blue Sky laws or other compliance) and any underwriting involved therein all of the Registrable Securities that each such Holder has requested to be included in such registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by Parent in accordance with Section 2.5.

2.2 Underwriter Cutback. In connection with any offering involving an underwriting of shares of Parent’s capital stock pursuant to Section 2.1, Parent shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between Parent and its underwriters. If the total number of Registrable Securities requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Parent) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Parent (i) shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and Parent in their sole discretion determine will not jeopardize the success of the offering and (ii) may, if the underwriters and Parent in their sole discretion determine appropriate to ensure the success of the offering, exclude from the registration and such offering all such Registrable Securities. If the underwriters determine that some amount equal to less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, Parent or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by Parent or securities constituting Debt Conversion Shares) are first entirely excluded from the offering. For purposes of the provision in this Section 2.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.

2.3 Intentionally Left Blank.

2.4 Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for Parent, shall be borne and paid by Parent. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Declaration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

2.7.1 Company Indemnification. To the extent permitted by law, Parent will indemnify and hold harmless each Holder selling Registrable Securities under any registration statement filed under Section 2.1 of this Declaration, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Parent will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall Parent be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

2.7.2 Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Parent, and each of its directors, each of its officers, each Person (if any), who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such selling Holder; and each such selling Holder will pay to Parent and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 2.7.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.7.2 and 2.7.4 exceed the proceeds from the offering received by such Holder (prior to any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

2.7.3 Procedures. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. Any indemnified party shall reasonably cooperate with the indemnifying party in the defense of any claim or litigation brought against such indemnified party. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.

2.7.4 Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:

(i) in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and

(ii) in no event shall a Holder’s liability pursuant to this Section 2.7.4, when combined with the amounts paid or payable by such Holder pursuant to Section 2.7.2, exceed the proceeds from the offering received by such Holder (prior to any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

2.7.5 Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7.6 Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Parent and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Declaration.

3. TERMINATION. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor.

4. GENERAL PROVISIONS.

4.1 Successors and Assigns. The rights to cause Parent to register Registrable Securities pursuant to this Declaration may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (c) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) Parent is, prior to such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (ii) such transferee agrees in a written instrument delivered to Parent to be bound by and subject to the terms and conditions of this Declaration; (iii) immediately following such transfer the disposition of such Registrable Securities by the transferee is restricted under the Securities Act; and (iv) such assignment includes all of the Registrable Securities originally issued to the transferee pursuant to the Merger Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Declaration inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Declaration, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Declaration, except as expressly provided herein.

4.2 Governing Law. This Declaration shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

4.3 Titles and Subtitles. The titles and subtitles used in this Declaration are for convenience only and are not to be considered in construing or interpreting this Declaration.

4.4 Notices. All notices, requests, and other communications given, made or delivered pursuant to this Declaration shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of Parent and to the attention of the Chief Executive Officer, in the case of Parent, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 4.5. If notice is given to Parent, it shall be sent to Mindspeed Technologies, Inc., 4000 MacArthur Blvd., East Tower, Newport Beach, California, 92660, Attn: Vice President, General Counsel, and Secretary; and a copy (which shall not constitute notice) shall also be sent to Robert F. Kornegay, Wilson Sonsini Goodrich & Rosati, P.C., 12235 El Camino Real, Suite 200, San Diego, California 92130. If no facsimile number is listed on Schedule A for a party (or above in the case of Parent), notices and communications given or made by facsimile shall not be deemed effectively given to such party.

4.5 Amendments and Waivers. This registration rights granted hereunder may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by Parent and the holders of a majority of the Registrable Securities then outstanding

4.6 Severability. In case any one or more of the provisions contained in this Declaration is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Declaration, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.7 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Declaration and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.8 Third Parties. Nothing in this Declaration, express or implied, is intended to confer upon any party, other than the parties to this Declaration, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Declaration, except as expressly provided in this Declaration provided, however, it is intended that the Consideration Recipients identified on Schedule A attached hereto shall be third party beneficiaries to this Declaration.

IN WITNESS WHEREOF, Parent has executed this Declaration as of the day and year first written above.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ Stephen N. Ananias

Name:	Stephen N. Ananias

Title:	Senior Vice President and Chief Financial Officer

SCHEDULE A

List of Consideration Recipients

Name of Consideration Recipient	Number of Shares of Common Stock Initially Held	Address of Consideration Recipient
Atlas Venture Entrepreneurs’ Fund V LP	22,179	Atlas Venture Entrepreneurs’ Fund V LP 25 First Street, Suite 303 Cambridge, MA 02141 Attn: Frank Castellucci
Atlas Venture Fund V LP	1,663,704	Atlas Venture Fund V LP 25 First Street, Suite 303 Cambridge, MA 02141 Attn: Frank Castellucci
F&W Investments II LLC	206	F&W Investments II LLC Series 2008 801 California Street Mountain View, CA 94041
FCPR R Capital Prive Technologies	28,281	FCPR R Capital Prive Technologies c/o Rothschild & Cie Gestion 29 avenue de Messine Paris, France 75008 Attn : Jean-Michel Beghin
FCPR R Capital Technologies	176,882	FCPR R Capital Technologies c/o Rothschild & Cie Gestion 29 avenue de Messine Paris, France 75008 Attn : Jean-Michel Beghin
Guillaume D’Eyssautier	14,566	Guillaume D’Eyssautier Le Logis du Vent Impasse du Semaphore 44420 PIRIAC sur mer FRANCE
Highland Capital Partners VII LP	875,938	Highland Capital Partners VII LP One Broadway, 16th Floor Cambridge, MA 02124 Attn: Pat Cammarata
Highland Capital Partners VII-B LP	212,256	Highland Capital Partners VII-B LP One Broadway, 16th Floor Cambridge, MA 02124 Attn: Pat Cammarata
Highland Capital Partners VII-C LP	309,110	Highland Capital Partners VII-C LP One Broadway, 16th Floor Cambridge, MA 02124 Attn: Pat Cammarata
Highland Entrepreneurs’ Fund VII Limited Partnership	27,274	Highland Entrepreneurs’ Fund VII Limited Partnership One Broadway, 16th Floor Cambridge, MA 02124 Attn: Pat Cammarata
Intel Capital Corporation	480,798	Intel Capital Corporation c/o Intel Corporation 2200 Mission College Boulevard Mailstop: RNB 6-59 Santa Clara, CA 95054 Attn: Intel Capital Portfolio Manager
Intel Corporation	13,772	Intel Corporation 2200 Mission College Boulevard Mailstop: RNB 6-59 Santa Clara, CA 95054 Attn: Intel Capital Portfolio Manager

Name of Consideration Recipient	Number of Shares of Common Stock Initially Held	Address of Consideration Recipient
James Urquhart	35,751	James Urquhart Beaulieu House Tunbridge Lane Bottisham, Cambridge UK CB5 9DU
John Gary Steele	6,042	John Gary Steele Lea House Witley Park Godalming Surrey UK GU8 6ND
Jonathan Brooks	32,928	Jonathan Brooks 18 Norfolk Road London, England NW8 6HG
Middlefield Ventures Inc.	200,246	Middlefield Ventures Inc. c/o Intel Corporation 2200 Mission College Boulevard Mailstop: RNB 6-59 Santa Clara, CA 95054 Attn: Intel Capital Portfolio Manager
Pond II Co-Investment LP	60,935	Pond II Co-Investment LP c/o Pond Ventures Monaco Suite 102-104 Sheen Road Richmond Surrey UK TW9 1UF Attn: Richard Irving
Pond Ventures III A LP	264,261	Pond Ventures III A LP c/o Pond Ventures Monaco Suite 102-104 Sheen Road Richmond Surrey UK TW9 1UF Attn: Richard Irving
Pond Ventures III Associates LP	6,813	Pond Ventures III Associates LP c/o Pond Ventures Monaco Suite 102-104 Sheen Road Richmond Surrey UK TW9 1UF Attn: Richard Irving
Pond Ventures III B LP	42,619	Pond Ventures III B LP c/o Pond Ventures Monaco Suite 102-104 Sheen Road Richmond Surrey UK TW9 1UF Attn: Richard Irving
SEP II	440,935	SEP II 17 Blythswood Square Glasgow, Scotland G2 4AD Attn: Stuart Paterson

Name of Consideration Recipient	Number of Shares of Common Stock Initially Held	Address of Consideration Recipient
SEP II B	20,994	SEP II B 17 Blythswood Square Glasgow, Scotland G2 4AD Attn: Stuart Paterson
Sir Robin Saxby	33,576	Sir Robin Saxby Hedsor Place Broad Lane Wooburn Green UK HP10 0JN
SVIC No. 14 New Technology Business Investment LLP	56,981	SVIC No. 14 New Technology Business Investment LLP c/o Samsung Venture Invest Corp 29th Fl Samsung Electronics Bldg 1320-10 Seocho2-dong Seocho-gu Seoul, Korea 137-857 Attn: Myungku Kang
Yves Paternot	11,940	Yves Paternot c/o Mr. Elias Carballo Schroeder & Co. Banque SA 8 rue d’Italie Case postale 3655 1211 Geneva 3 Switzerland
SVB Financial Group	43,990	SVB Financial Group (Erin Pfeifer/Matt Perry) 3003 Tasman Drive Santa Clara, CA 95054
Anne Claydon	3,751	Anne Claydon 14 Sydney Buildings Bath B&NES United Kingdom BA2 6BZ
Anthony Peter John Claydon	4,001	Anthony Peter John Claydon 4 Metro Central Heights London SE1 6BA United Kingdom
Cipio Partners Fund VI S.C.S., SICAR	94,513	Cipio Partners Fund VI S.C.S., SICAR Palais am Lenbachplatz Ottostrasse 8 80333 Munich Germany
ETV	5,333	ETV Capital (Jersey) Limited 33 St James’s Square London SW1Y 4JS United Kingdom